EXHIBIT 16

       SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

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                        FUND FOR TAX-FREE INVESTORS, INC.
                    Rushmore Tax-Free Money Market Portfolio

                                   Exhibit 16

                         Computation of Yield Quotation

                                 Item 22, Part B


                                                           Daily Yield
                             Net                       (income divided by
                          Investment       Shares       shares multiplied
                            Income       Outstanding         by 365)

December 25, 1996        $  1,567.53    18,894,065.00         3.04%
December 26, 1996        $  1,610.03    19,058,934.81         3.09%
December 27, 1996        $  1,604.09    18,881,572.24         3.11%
December 28, 1996        $  1,604.09    18,881,572.24         3.11%
December 29, 1996        $  1,604.09    18,881,572.24         3.11%
December 30, 1996        $  1,622.84    18,766,611.89         3.16%
December 31, 1996        $  1,658.58    18,775,945.07         3.23%

Average 7-Day Yield                                           3.12%

Annual Effective Yield                                        3.16%


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                        FUND FOR TAX-FREE INVESTORS, INC.

                                   Exhibit 16

                         Computation of Yield Quotation
                      Rushmore Maryland Tax-Free Portfolio



a.  Interest Income                                                   $229,254

b.  Less: Management Fees and Fund Expenses                             36,413

    Net Income                                                        $192,841

c.  Average Number of Shares Outstanding               4,293,775

d.  Closing Share Price 12/31/96                        $  10.97

    Value of Shares                              $ 47,102.711.75


                      6
Yield:  2[(a-b/cd + 1)  - 1] =     4.50%




                         Computation of Yield Quotation
                      Rushmore Virginia Tax-Free Portfolio


a.  Interest Income                                                   $159,938

b.  Less: Management Fees and Fund Expenses                             25,628

    Net Income                                                        $134,310

c.  Average Number of Shares Outstanding               2,942,532

d.  Closing Share Price 12/31/96                         $ 11.09

    Value of Shares                              $ 32,632,679.88


                      6
Yield:  2[(a-b/cd + 1)  - 1] =     4.51%

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                        FUND FOR TAX-FREE INVESTORS, INC.

                                   Exhibit 16

                            Total Return Calculations




                     Rushmore Maryland      Rushmore Virginia
                     Tax-Free Portfolio     Tax-Free Portfolio

                            n                      n
 One Year            P (1+T)   = ERV        P (1+T)   = ERV
 (1/1/96-12/31/96)
                     ERV =  1,032.10        ERV =  1,029.10
                     n = 1                  n = 1
                     T =   3.21%            T =   2.91%

                            n                      n
Five Years           P (1+T)   = ERV        P (1+T)   = ERV
(1/1/91-12/31/96)
                     ERV =  1,355.99        ERV =  1,350.26
                     n = 5                  n = 5
                     T =   6.28%            T =   6.19%

                            n                      n
Ten Years            P (1+T)   = ERV        P (1+T)   = ERV
(1/1/86-1/31/96)
                     ERV =  1,802.71        ERV =  1,811.23
                     n = 10                 n = 10
                     T =   6.07%            T =   6.12%